Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ABITIBIBOWATER INC.

ABITIBIBOWATER INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”), hereby certifies pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) as follows:

1. The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article “FIRST” thereof and inserting the following in lieu thereof:

“FIRST: The name of the Corporation is Resolute Forest Products Inc.”

2. The foregoing amendment was duly adopted by the Board of Directors of the Corporation and submitted to a vote at the annual meeting of stockholders of the Corporation, duly called and held upon notice in accordance with the provisions of Sections 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

3. The amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL and shall become effective at 12:01 a.m. on May 24, 2012.

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IN WITNESS WHEREOF, AbitibiBowater Inc. has caused this Certificate of Amendment to be executed by a duly authorized officer on this 23rd day of May, 2012.

ABITIBIBOWATER INC.

By:	/s/ Jacques P. Vachon
Name:	Jacques P. Vachon
Title:	Senior Vice President, Corporate Affairs and Chief Legal Officer